Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 28, 2010

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS FIRST QUARTER RESULTS

PRYOR, OKLAHOMA (April 28, 2010) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended March 31, 2010 of $1.4 million, or $0.18 per diluted share, compared with $2.8 million or $0.42 per diluted share, in the same period in 2009.  The earnings per share figure for the first quarter of 2010 includes the effects of the follow-on offering of 862,500 shares of common stock completed in the third quarter of 2009.

Net sales in the quarter ended March 31, 2010 were $21.0 million, a decrease of $2.6 million or 11%, compared to $23.6 million in the same period of 2009.  Net sales of converted product were $17.6 million in the 2010 quarter, a decrease of $3.4 million or 16%, compared to the same quarter last year.  Net sales of parent rolls were $3.4 million in the first quarter of 2010, an increase of $820,000 or 32%, compared to the same quarter last year.  The decrease in converted product sales resulted from a 9% decrease in selling prices per ton and a decrease of approximately 8% in tonnage shipped.   Net selling prices decreased primarily due to a shift in mix and increased promotional pricing on our branded products.  Net sales of parent rolls were positively affected by a 57% increase in tonnage shipped which was partially offset by a 16% decrease in net selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended March 31, 2010 was $3.3 million, a decrease of $2.1 million or 40%, compared to $5.4 million in the same period in the prior year.  As a percent of net sales, EBITDA was 15.6% in the 2010 quarter compared with 22.9% in the 2009 quarter.

Gross profit for the first quarter of 2010 was $3.9 million, a decrease of $2.5 million or 40%, when compared with a gross profit of $6.4 million in the comparable prior year quarter.   Gross profit as a percent of net sales was 18.4% in the first quarter of 2010 compared to 27.2% for the same period in 2009.  As a percent of net sales, gross profit decreased primarily due to higher waste paper prices, lower shipment volumes of converted products and its resultant effect to increase per case converting production costs, lower net selling prices and higher depreciation expense.  Cost of waste paper in the first quarter of 2010 was 40% higher than the costs in the same quarter of 2009, resulting in increased waste paper costs of approximately $1.3 million.  Waste paper prices began to increase in the beginning of the third quarter of 2009 and have increased on a monthly basis through the end of the first quarter of 2010.  Compared to the fourth quarter of 2009, the cost of waste paper in the first quarter of 2010 increased approximately $620,000 or 15%.  In response to the lower shipment volumes in the first quarter of 2010, converting production was reduced to manage inventory levels, which had a negative effect on unit production costs.

In the first quarter of 2010, selling, general and administrative expenses totaled $1.7 million, slightly less than the $1.8 million incurred in the same period of 2009.   Lower salaried labor costs, primarily due to reduced accruals under the incentive bonus program, was the primary reason for the period over period decrease.  As a percent of net sales, selling, general and administrative expenses increased to 8.2% for the quarter ended March 31, 2010, compared to 7.7% in the prior year quarter.

Interest expense for the first quarter of 2010 totaled $215,000 compared to interest expense of $159,000 in the same period in 2009.  The increase was primarily due to higher interest rates.  Interest rates increased primarily due to the implementation of an interest rate floor following an amendment of the Company’s credit agreement in July 2009.

As of March 31, 2010, the full year effective tax rate is estimated to be 29.4%.  The estimated effective tax rate for the current year includes the effects of the expiration of the Federal Indian Employment Credit, accelerated depreciation on former Indian lands in Oklahoma and bonus depreciation, all of which expired as of the end of 2009.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “The first quarter of 2010 proved to be a challenging one, due to rising input costs, particularly in waste paper, and soft demand from several of our largest customers.  On the sales front, we are encouraged by both an increasing open order book going into the second quarter and the positive reception that product samples produced from our new converting line are receiving with existing and prospective customers.”  Mr. Snyder further stated, “We remain very optimistic about our future sales opportunities and the future earnings potential of our Company.  Our new converting line will offer the flexibility to produce either bath tissue or kitchen towel products.  In addition, it will enable us to provide higher quality products, along with increased product offerings.  These positive changes will provide us the opportunity to expand business with existing customers, penetrate new customers, and to enter higher tier markets.  Our expansion project remains on track to start up by the end of the second quarter.”

Conference Call/Webcast

 As announced, the Company will hold a teleconference to discuss its first quarter earnings at 11:00 a.m. (ET) on Thursday, April 29, 2010.  All interested parties may participate in the teleconference by calling 888 419 5570 and providing pass code 84246108.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a broad range of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2010	2009
Converted Product Net Sales	$17,637	$21,057
Parent Roll Net Sales	3,403	2,583
Net Sales	21,040	23,640
Cost of Sales	17,179	17,208
Gross Profit	3,861	6,432
Selling, General and Administrative Expenses	1,735	1,830
Operating Income	2,126	4,602
Interest Expense	215	159
Other Income, net	(14)	(3)
Income Before Income Taxes	1,925	4,446
Provision for Income Taxes	565	1,649
Net Income	$1,360	$2,797

Average number of shares outstanding, basic	7,394,906	6,409,182
Average number of shares outstanding, diluted	7,729,468	6,683,704

Net income per share:
Basic	$0.18	$0.44
Diluted	$0.18	$0.42

Operating Data:
Total Tons Shipped	13,179	12,429
Net Selling Price per Ton	$1,597	$1,902
Total Paper Cost per Ton Consumed	$796	$687
Total Paper Cost	$10,490	$8,539

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$2,696	$4,721
Investing Activities	$(2,361)	$(1,290)
Financing Activities	$(925)	$(1,890)

	As of
	March 31,	December 31,
Balance Sheet Data:	2010	2009
Cash Plus Short Term Investments	$14,154	$19,741
Working Capital	$18,769	$24,195
Net Property, Plant and Equipment	$78,918	$72,691
Total Assets	$109,413	$107,899
Total Debt	$22,350	$23,275
Total Stockholders' Equity	$64,589	$63,120

Non-GAAP Measurements

	Three Months Ended March 31,
EBITDA Reconciliation:	2010	2009
Net Income	$1,360	$2,797
Plus: Interest Expense	215	159
Plus: Income Tax Expense	565	1,649
Plus: Depreciation	1,131	804
Earnings Before Interest, Income Tax and Depreciation	$3,271	$5,409
and Amortization (EBITDA)

	As of
	March 31,	December 31,
Net Debt Reconciliation:	2010	2009
Current Portion Long Term Debt	$3,772	$3,742
Long-Term Debt	18,578	19,533
Total Debt	22,350	23,275
Less Cash	(642)	(1,232)
Less Short Term Investments	(13,512)	(18,509)
Net Debt	$8,196	$3,534